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                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into this 13th day of August, 1998, by and among IntraNet Solutions, Inc. ("Solutions"), a Minnesota corporation and IntraNet Distribution Group, Inc. ("Distribution") a Minnesota corporation and wholly-owned subsidiary of Solutions (hereinafter Solutions and Distribution are sometimes referred to singularly as "Seller" and referred to collectively as "Sellers"); and Communication Connections, Inc., a Wisconsin corporation ("Buyer").

         WHEREAS, Buyer desires to purchase and Sellers desire to sell substantially all of the printing business assets of Sellers at Sellers' Phoenix location (the "Business"), including goodwill, customer lists and all other intangible assets;

          NOW, THEREFORE, it is hereby agreed:

                     ARTICLE 1. PURCHASE AND SALE OF ASSETS

         1.1. ASSETS TO BE ACQUIRED. On the terms and subject to the conditions of this Agreement, Sellers hereby transfer, assign and deliver to Buyer or Buyer's nominee, by and through duly executed instruments for the sale, transfer and conveyance to Buyer, all tangible and intangible assets used in the Business, including, without limitation, all current equipment, furniture, fixtures, inventories, tooling, service parts, trademarks, trade names, patents, drawings, designs, the license rights under the Software License Agreements (see
Section 1.7, below), proprietary computer software and systems (excluding all software licensed by Sellers to Buyer pursuant to Section 1.7 hereof) and similar assets utilized by Sellers in the Business, together with technical expertise, order backlog details, customer lists, sales records and information, marketing information, advertising materials and all of the records relating to the Business (sometimes herein referred to as the "Purchased Assets"), excluding only cash, accounts receivable and the Miehle 29" two color offset press.

         1.2. Purchase Price. As and for consideration for the Purchased Assets, Buyer shall pay to Sellers the purchase price ("Purchase Price") set forth in this Section 1.2. The Purchase Price for the Purchased Assets shall be equal to the following:

               (a) The Purchase Price allocated to the Purchased Assets other than goodwill, customer lists, and all other intangibles (the "Tangible Assets") is $486,680.00, subject to adjustment on a dollar for dollar basis to the extent the value of Distribution's total inventory and prepaid expense on the Closing Date differs from the recorded book, June 30, 1998 balance for total inventory and prepaid expenses of $135,330.00. On the Closing Date Sellers and Buyer shall conduct a physical inventory of the inventory and shall determine, based on the results of the physical inspection, the value of inventory and prepaid expenses as of the Closing Date. The Purchase Price for the Tangible Assets shall be paid as follows:

                    (i) At Closing, Buyer shall assume those liabilities of Seller set forth on, and only to the extent listed on, the attached Schedule 1.2 (the "Assumed Liabilities"), the aggregate amount of which shall not exceed $486,680.00.


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                    (ii)  if the aggregate amount of the Assumed Liabilities are less than $486,680.00, Buyer shall pay to Sellers at Closing by certified check, cashier's check, or wire transfer an amount equal to the difference between $486,680.00 and the aggregate total of Assumed Liabilities. If the aggregate total of Assumed Liabilities is equal to $486,680.00, there shall be no cash payment due Sellers under this Section 1.2(a); and if such aggregate total is greater than $486,680.00, Sellers shall pay to Buyer at Closing the amount by which the Assumed Liabilities exceed $486,680.00.

               (b) The Purchase Price allocated to Sellers' goodwill, customer lists and all other intangible assets (the "Intangible Assets") shall be equal to 2% of the gross revenue received by Buyer for the Current Major Accounts (defined below) during the five year period commencing on the Closing Date, provided, however, that the Purchase Price for Intangible Assets under this Section 1.2(b) shall not exceed $300,000 in the aggregate. The Purchase Price for the Intangible Assets shall be paid to Seller in quarterly installments due by the end of the month immediately following the close of the quarter. The amount of each installment shall be based on the revenues actually received by Buyer during the quarter for which the payment is made. In the event Buyer makes a refund to a Current Major Account on an order for which Buyer had previously submitted 2% of received revenues to Sellers pursuant to this Section 1.2(b), Buyer shall be entitled to a credit against amounts otherwise due Seller hereunder in an amount equal to 2% of the refund provided to the Current Major Account. Notwithstanding anything contained herein or otherwise to the contrary, and in consideration of Buyer's assumption of Sellers' Komori Lithrone Model L426II Four Color Press operating lease with International Financial Services Corporation, Buyer shall receive a credit from Sellers in the amount of $55,000 to be applied and credited against the first $55,000 of the Purchase Price for the Intangible Assets payable to Seller, if any, pursuant to this Section 1.2(b).

         Notwithstanding the above, in the event that Buyer enters into an agreement to provide services to any of the Current Major Accounts where Special Pricing (defined below) is to be provided to secure additional business, the 2% revenue sharing shall be limited on an annual (year 1 begins on Closing Date and subsequent years begin on the 1st, 2nd, 3rd and 4th anniversary dates of the Closing Date) basis to an annual amount equal to 2% of the gross sales revenue from May 1, 1997 to April 30, 1998 for that account, as listed below. As used herein, the phrase "Special Pricing" shall mean pricing discounted from Buyer's standard post-Closing pricing on any pricing agreement with a term of six months or longer.

         Also notwithstanding the above, annual (year 1 begins on Closing Date and subsequent years begin on the 1st, 2nd, 3rd and 4th anniversary dates of the Closing Date) gross sales revenue over the annual amount indicated below would be exempt from the 2% revenue sharing provided for under this Section 1.2(b).

         The following is a listing of the Current Major Accounts which would be eligible for the 2% revenue sharing with their annual sales revenue from May 1, 1997 to April 30, 1998 indicated to the right of the account name:

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Intel                                     $ 277,226.60
Computerprep                              $ 195,252.72
Samaritan Design Center                   $ 172,280.20
Orion Research                            $ 142,976.06
University of Phoenix                     $ 134,062.86
Microchip Technology                      $ 120,013.10
Jewelway                                  $ 106,107.00
Best Western                              $  78,258.06
Lockheed Martin                           $  68,955.16
Paragon Vision Science                    $  66,733.08
The Dial Corp.                            $  61,404.00
Segal Company                             $  58,860.44
Western International University          $  56,241.59

         As used herein, the term "Current Major or Accounts" shall mean and be limited to the thirteen accounts listed above

         1.3.  Transition Period Income Statement.

               (a) Within 20 days following the Closing Date, Sellers shall deliver to Buyer an income statement (the "Transition Period Income Statement") for the Business for the period July 1, 1998 to the Closing Date, inclusive (the "Transition Period"). Sellers covenant and agree that the Transition Period Income Statement shall (i) be prepared in accordance with the books and records of Sellers, (ii) present fairly the financial condition of the Business for the Transition Period and (iii) be prepared in accordance with good accounting principles, applied on a basis consistent with that applied in the preparation of the Interim Financial Statements (as described in Section 3.6, below).

               (b) Buyer shall have the right, exercisable by written notice delivered to Sellers within 30 days following the receipt of the Transition Period Income Statement, to dispute any element of the Transition Period Income Statement. The foregoing notice is referred to herein as a "Dispute Notice."
The Dispute Notice shall set forth with specificity the items in dispute. For a period of 30 days after the delivery of a Dispute Notice, Sellers and Buyer shall negotiate in good faith to attempt to settle the dispute. If they are able to settle the dispute, the Transition Period Income Statement shall be adjusted to reflect the resolution of the dispute. If they are unable to settle the dispute, the parties shall submit the matters then in dispute to binding arbitration in Milwaukee, Wisconsin, pursuant to the commercial arbitration rules of the American Arbitration Association. The arbitrator shall be a member of an accounting firm which has not rendered services to Sellers or Buyer during the two year period preceding the Closing Date. Each of the parties agrees to initially share the costs of arbitration, but further agree that upon a final determination, the prevailing party shall be reimbursed for all of its expenses in such arbitration, including reasonable attorneys' fees, and the nonprevailing party shall pay all costs thereof, as determined by such arbitration. Sellers hereby agree that Buyer's (i) right to review the Transition Period Income Statement and (ii) Buyer's failure to dispute any or all items contained therein as contemplated in this Section 1.3 shall not constitute approval or ratification



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of any amounts contained in the Transition Period Income Statement (except for purposes of the calculation of the Purchase Price hereunder), nor in any way limit Sellers' representations, warranties, covenants or indemnification obligations under this Agreement.

         1.4.  Adjustment of Purchase Price Following Transition Period.

               (a) The Purchase Price shall be increased in the amount of pre-tax losses, if any, incurred by the Business during the Transition Period as shown on the Transition Period Income Statement. The Purchase Price shall be decreased in the amount of pre-tax income, if any, earned by the Business during the Transition Period as shown on the Transition Period Income Statement.

               (b) Within five days after Buyer and Sellers agree on, or the Arbitrator determines, the amounts on the Transition Period Income Statement:
(i) in the case where the Transition Period Income Statement results in income for the Transition Period, Sellers shall deliver to Buyer a certified check for an amount equal to the Transition Period income, as adjusted by any change in accounts receivable during the Transition Period (to be retained by Sellers), or
(ii) in the case where the Transition Period Income Statement results in a loss for the Transition Period, Buyer shall deliver to Sellers a certified check for an amount equal to the Transition Period loss, as adjusted by any change in accounts receivable during the Transition Period (to be retained by Sellers).

         1.5. Assignment of Contracts and Assumption of Certain Obligations and Liability. Sellers assign, transfer and deliver all of Sellers' rights, title and interest in and under the contracts, agreements and commitments of the Business, and Buyer agrees to and will assume and perform, pay, discharge and satisfy those leases specifically listed on Schedule 1.5 pursuant to an Assignment and Assumption Agreement in the form attached hereto as Exhibit A.

         1.6. Limitation as to Undertakings. Except as expressly provided in this Agreement and the Schedules hereto, Buyer does not hereby assume and will not assume or be deemed to assume any obligations or liabilities of Sellers, whether arising out of or relating to the Purchased Assets or otherwise, and Sellers agree, jointly and severally, to indemnify Buyer and hold Buyer harmless in accordance with the provisions of ARTICLE 7 from any such liabilities and obligations. Except as expressly provided herein, the provisions of this Agreement and the Schedules hereto shall not confer any rights on any person not a party to this Agreement.

         1.7. Software License Agreements. Sellers have developed software necessary and required to support the Intel contract (listed in Section 1.2(b) as a Current Major Account).n partial consideration of payment of the Purchase Price for the Intangible Assets, Seller shall grant to Buyer two Intra.doc! Management System server licenses and two Intra.doc! Order Management System server licenses for use at two locations pursuant to the software license agreements attached hereto as Exhibit B ("Software License Agreements"). Buyer shall have the express right to assign and sub-license the rights under one of each of the agreements to Commercial Communications, Inc. ("CCI"), a Wisconsin corporation and the parent corporation of Buyer, for use by CCI at CCI's Hartland, Wisconsin location. Further, Sellers shall provide,

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at no additional cost to Buyer, all future upgrades to and standard maintenance support on such software for a period of five years.

         1.8. Proration of Personal Property Taxes. Personal property taxes, if any, for 1998 shall be prorated based on 1997 personal property taxes. Seller shall be responsible for personal property taxes accruing prior to and including the Closing Date.

                             ARTICLE 2. THE CLOSING

         2.1. Time and Place of Closing. The sale contemplated by this Agreement shall be consummated ("Closing") on August 13, 1998 at 10:00 a.m. local time ("Closing Date") at the offices of von Briesen, Purtell & Roper, s.c., 411 East Wisconsin Avenue, Suite 700, Milwaukee, WI 53202.

         2.2. Deliveries by Seller. At the Closing, Sellers shall execute and deliver to Buyer the following:

               (a) A good and sufficient bill of sale with covenants or warranty of title, endorsements, assignments and other good and sufficient instruments of sale, transfer and assignment in the form attached as Exhibit C in order to vest effectively in Buyer or its nominee good and marketable title to the Purchased Assets, free and clear of all liens, encumbrances, security interests and other burdens;

               (b) Business records and other documents relating specifically to the Business, excluding any of Distribution's existing insurance policies, Distribution's corporate records, canceled checks of Distribution or of any of its affiliates, bank statements or tax returns, provided, however, that Sellers shall provide Buyer with copies of Distribution's bank statements to the extent necessary to substantiate the Transition Period Income Statement..

               (c) The written opinion of Sellers' legal counsel with respect to the Sellers and their authority and the Purchased Assets in the form attached as Exhibit D.

               (d) A Non-Competition Agreement executed by Sellers, pursuant to which Sellers agree not to compete with Buyer in accordance with the terms and provisions thereof in the form attached hereto as Exhibit E (the "Non-Competition Agreement").

               (e) All approvals and consents of third parties which are necessary to convey title to the Purchased Assets in accordance with this Agreement and otherwise consummate the transactions hereunder.

               (f) Physical possession of all Tangible Assets to be purchased hereunder.

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               (g)  Certified copies of resolutions of Sellers' board of
directors and Distribution's sole shareholder authorizing the execution and performance of this Agreement and the transactions contemplated hereby.

               (h) The Assignment and Assumption Agreements duly executed by Sellers.

               (i)  The Software License Agreements duly executed by Sellers.

               (j) Other documents reasonably required by Buyer to consummate the transactions contemplated hereby including evidence that encumbrances on the Purchased Assets have been removed or otherwise terminated.

         2.3. Further Assurances. Any time and from time-to-time after the Closing Date, Sellers shall, at the request of Buyer, take all action necessary to put Buyer in actual possession and operating control of the Purchased Assets and shall execute and deliver such further instruments of sale, conveyance, transfer, assignment and consent and use its best efforts to obtain such further consents, and take such other action, as Buyer may request in order to more effectively sell convey, transfer and assign to Buyer any of the Purchased Assets, to confirm the title of Buyer thereto and to assist Buyer in exercising its rights with respect thereto.

         2.4. Deliveries by Buyer. At Closing, Buyer shall deliver to Sellers the following:

               (a) That portion of the Purchase Price payable at Closing pursuant to Section 1.2(b), above.

               (b)  The Non-Competition Agreement executed by Buyer.

               (c)  The Assignment and Assumption Agreements executed by Buyer.

               (d)  The Software License Agreements executed by Buyer.

               (e) Certified copy of resolutions of Buyer's board of directors authorizing the execution of this Agreement and the performance by Buyer of the transactions contemplated hereby.

               (f) Other documents reasonably required by Seller to consummate the transactions contemplated hereby.

              ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers, jointly and severally, represent and warrant to the Buyer that as of the day hereof; and as of the Closing Date:

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         3.1.  Incorporation and Qualification. Sellers are corporations duly organized, validly existing and in good standing under the laws of Minnesota, have the corporate power to own their properties and conduct their business and are duly qualified to do business in each jurisdiction in which their failure to so qualify could reasonably be expected to have a material and adverse impact on the Purchased Assets.

         3.2. Corporate Authority. Sellers have full corporate authority to execute and perform in accordance with this Agreement and this Agreement constitutes a valid and binding obligation of Sellers; this Agreement and all transactions contemplated hereby have been and will be, prior to Closing, duly authorized by all requisite corporate authority and will not result in any violation of any of the terms and provisions of Sellers' governing instruments or of any other agreement to which any Seller is a party or by which any Seller is bound.

         3.3. Title to Property. Sellers own all of the right, title and interest in and to the Purchased Assets and, except as set forth on Schedules
1.2 or 1.5, such assets are herewith conveyed to Buyer free and clear of all mortgages, liens, charges, encumbrances or security interest of any nature whatsoever.

         3.4. Information Furnished. Information concerning the Business sales history, gross receipts and other financial information with respect to the Business furnished by Sellers to Buyer is substantially correct and Sellers know of no pending events which they have reason to believe might adversely affect the future prospects of the Business.

         3.5. Tax Returns and Payments. Sellers have filed all federal, state, local and foreign tax returns and reports required to be filed under applicable law, and no taxes, assessments, fees or penalties (U.S., foreign, state, local or other) upon it for upon any of its properties, assets, income or franchises are delinquent.

         3.6. Financial Statements. The divisional financial statements of Distribution for the fiscal year ended March 31, 1998 (the "Annual Financial Statements") and for the interim period ended June 30, 1999 (the "Interim Financial Statements") present fairly the financial position and results of operations of Distribution as of and for the periods indicated. However, both the Annual Financial Statements and the Interim Financial Statements, as divisional financial statements, exclude transactions that, in the sole discretion of Sellers' management, are not directly attributable to Distribution. Except for the omission of footnotes and a statement of cash flows, the Annual Financial Statements have been prepared in accordance with generally accepted accounting procedures ("GAAP") and have been prepared consistent with the principles applied in preparing the consolidated financial statements of Solutions. The Interim Financial Statements have been prepared consistent with unaudited interim financial statements and, in the opinion of management, contain all adjustments (including only normal recurring adjustments) necessary for a fair presentation. However, the Interim Financial Statements do not include the required disclosures and statement of cash flows necessary for a presentation in accordance with GAAP.

         3.7.  No Litigation or Other Proceedings. Except as described on
Schedule 3.7:

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               (a)  No claim, litigation, investigation or proceeding is pending or threatened against Sellers, or has been concluded in the past three years, relating to the Business;

               (b) To Sellers' knowledge, there is no state of facts or event which could reasonably be expected to form the basis for such a claim, litigation, investigation or proceeding; and

               (c) No arbitration award, judgment, order, decree or similar restriction is outstanding against or relating to the Business or the Purchased Assets.

         3.8. Patents, Trademarks and Copyrights. Except for the patents, trademarks, and licenses relating to the software to be licensed by Sellers to Buyer pursuant to Section 1.7 hereof, there are no patents, trademarks, or copyrights used in connection with the Business. No claim, suit or action is pending or to Sellers' knowledge is threatened against that Sellers are infringing upon a patent, trademark or copyright held by a third party.

         3.9. Product Liability. Sellers are not aware of any product liability claims or potential product liability claims against Sellers with respect to the Business. Buyer shall have no responsibility with respect to such claims or any other product liability claims against Sellers with respect to contracts sold, completed and delivered to third parties by Sellers prior to the Closing, which Sellers shall defend in such manner as it deems appropriate and for which Sellers shall be totally responsible. Schedule 3.9 includes:

               (a) A history of any and all product liability claims made against Sellers with respect to the Business since November 20, 1996;

               (b) Any insurance coverages with respect to the foregoing claims in effect during such period, the manner in which such claims were discharged and the amounts of any payments therefor. Seller agrees to provide Buyer with supplemental information concerning such claims and payments and to provide such consent to its insurer as may be necessary therefor. Buyer shall not assume any liability or responsibility (other than with respect to any outstanding warranty assumed by Buyer hereunder) as to any products sold and delivered by Seller prior to the Closing Date.

         3.10. Governmental Consents. Neither the execution and delivery of this Agreement nor the consummation of any of the transactions of the Sellers contemplated hereby requires any consent, approval, order or authorization of or registration with or the giving of notice to any governmental or public body or authority.

         3.11. Disclosures and Reliances. The information given to Buyer concerning the transactions covered by this Agreement is true and correct in all material respects and does not omit any material fact necessary in order to make the statements contained herein not misleading.

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         3.12. Condition and Sufficiency of Assets. The Tangible Assets are
structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such Tangible Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Tangible Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

         3.13. Inventory. All inventory being purchased that is reflected in the financial statements of Sellers provided to Buyer, consists of a quality and quantity useable and saleable in the ordinary course of business and are recorded in accordance with GAAP.

         3.14. Employee Benefits. Except as set forth on Schedule 3.14 and except for the Retirement Fund (defined in Section 3.15 below), no Seller is a participating employer in any employee benefit plan, as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended. The attached Schedule 3.14 discloses all written and unwritten "employee benefit plans" within the meaning of Section 3.3 of the Employment Retirement Income Security Act of 1974, and any other written and unwritten profit sharing, pension, savings, deferred compensation, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, sick pay, vacation, employment, severance, termination or other plan, agreement, contract, policy, trust fund or arrangement (each, a "Benefit Plan"), whether or not funded and whether or not terminated, (a) maintained or sponsored by Seller with respect to the Business, or (b) with respect to which the Seller, with respect to the Business, has or may have liability or is obligated to contribute, (c) that otherwise covers any of the current or former employees of Seller with respect to the Business or their beneficiaries, or (d) as to which any such current or former employee or their beneficiaries participated or were entitled to participate or accrue or have accrued any rights thereunder (each, a "Company Plan"). Each Company Plan and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in all respects and compliance with all applicable laws, rules and regulations and in compliance with the plan document, trust agreement, insurance policy or other writing creating the same or applicable thereto. No Company Plan is, or, to Sellers' knowledge, proposed to be, under audit or investigation, and no completed audit of any Company Plan has resulted in the imposition of any tax, fine or penalty.

         3.15. Labor Relations; Compliance. Other than the agreement with the Graphic Communications International Union Local No. 512-M, AFL-CIO, CLC (the "Union"), Sellers have not been and are not a party to any collective bargaining agreement or other labor contract applicable to employees employed in the Business. Except as set forth on Schedule 3.15, there has not been nor are there presently pending or existing, and to Sellers' knowledge there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process relating to the Business, (b) any proceeding against or affecting any Sellers relating to the alleged violation of any requirement pertaining to labor relations or employment matters relating to the Business, including any charge or complaint filed by an employee or the Union, or any union, with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable state or federal governmental body, organizational activity, or other labor or

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employment dispute against or affecting the Sellers relating to the Business, or
(c) any application for certification of a collective bargaining agent other than the Union relating to employees employed in the Business. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute relating to the Business. There is no lockout of any employees by Sellers, and no such action is contemplated by Sellers. Each Seller has complied in all respects with all laws, statutes, regulations, and rules applicable to the Business relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Except as set forth on Schedule 3.15, neither Solutions, Distribution, nor, to Sellers' knowledge. The LaFountain Corporation (an Arizona corporation which engaged in business as Sims Printing Co.) are in violation of any provision of the contract with the Union or any other obligation owed to the Union. Neither Solutions, Distribution, nor, to Sellers' knowledge, The LaFountain Corporation are in violation of any obligation under the Graphic Communications International Union Supplemental Retirement Disability Fund (the "Retirement Fund") and/or the Agreement and Declaration of Trust governing the Retirement Fund. Sellers have complied with all applicable laws, rules and regulations relating to employment or labor, including but not limited to those relating to wages, hours, collective bargaining, age, sex, and discrimination in the payment and withholding of taxes.

         3.16. Year 2000 Compliant. To Sellers' knowledge, except as set forth in Schedule 3.16, none of the Purchased Assets will be adversely affected, or their functionality impaired in any way, by the transition to the year 2000. For purposes of the foregoing, a Purchased Asset or its functionality is deemed adversely affected or impaired if, as a result of the change of centuries, it is unable to process, or calculate date related data without error or to distinguish between dates having the same day and month in different centuries.

         3.17. Environmental Compliance. Sellers are in compliance with all Environmental Laws applicable to the Business. "Environmental Laws" shall mean all federal, state and local laws. including statutes, regulations and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or processed waste water, or the storage, use, generation or disposal of solid or hazardous waste, or otherwise relating to the environment or hazardous substances or employee health and safety.

         3.18. Preferred Purchasing Arrangements. Except as set forth on
Schedule 1.5, Sellers are not a part of any preferred purchasing arrangement with respect to the purchase of materials for use in the Business.

         3.19. Unemployment Compensation. Sellers have made all required payments to the appropriate governmental authorities with respect to unemployment compensation reserve accounts related to the operation of the Business.

         3.20. Government License and Regulation. Sellers have all governmental licenses and permits necessary to conduct the Business and own and use the Purchased Assets.

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         3.21. Compliance with Law. The Business and the use of the Purchased
Assets by Sellers do not violate any laws, including, without limitation, all energy, safety, environmental, health, export, import, antidiscrimination, antitrust, wage and hour, and price and wage control laws, orders, rules or regulations applicable to the Business or the Purchased Assets.

         3.22. Assumed Contracts and Equipment Leases. Sellers are current with and not in default or breach of any and all obligations under any contract or equipment lease listed on Schedule 1.5, such contracts and equipment leases to be assigned by Sellers and assumed by Buyer pursuant to Section 1.5, above.

                                   ARTICLE 4.

         Sellers covenant to Buyer as follows:

         4.1. Covenant Not to Compete. Sellers will execute and deliver a Non-Competition Agreement in substantially the form attached hereto as Exhibit E.

         4.2. Other Action. Sellers shall use their best efforts to cause the fulfillment at the earliest practical date of all of the conditions to Sellers' obligations to consummate the transactions contemplated in this Agreement.

         4.3. Continuing Disclosure. Seller shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate when made. The delivery of any information pursuant to this Section 4.3 shall not constitute a waiver by Buyer of any of the provisions of Section 7.2 and any and all adverse changes contained in any such notices shall be considered in the determination of whether the conditions set forth in such section are met.

         4.4. Payment of Creditors. At Closing, Seller shall deliver to Buyer a list of all Distribution's creditors as of the Closing Date, including amount due to each such creditor certified as true and correct by the President of Distributions.

             ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers that as of the day hereof and as of the Closing Date:

         5.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Wisconsin, has the corporate power to own its properties and conduct its business and is qualified to do business in each jurisdiction in which its failure to so qualify could reasonably be expected to have a material and adverse impact on its operations.

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




         5.2. Corporate Authorization. Buyer has full corporate authority to execute and perform in accordance with this Agreement and this Agreement constitutes a valid and binding obligation of Buyer; this Agreement and all transactions contemplated hereby have been and will be, prior to Closing, duly authorized by all requisite corporate authority and will not result in any violation of any of the terms and provisions of Buyer's governing instruments or of any other agreement to which Buyer is a party or by which it is bound.

         5.3. No violation. Consummation of the transactions contemplated by this Agreement will not result in:

               (a) The breach of any term or condition of, or constitute default under, any term or condition of any contract or agreement to which Buyer is a party, or constitute an event which, with notice, lapse of time or both, would result in such a breach or event of default, nor

               (b) To the Buyer's knowledge, the violation by Buyer of any statute, rule, regulation, ordinance, code, judgment, order, injunction or decree.

         5.4. Governmental Consents. Neither the execution and delivery of this Agreement nor the consummation of any of the transactions of the Buyer contemplated hereby requires any consent, approval, order or authorization of or registration with or the giving of notice to any governmental or public body or authority.

                          ARTICLE 6. COVENANTS OF BUYER

          Buyer covenants to Sellers as follows:

         6.1. Other Action. Buyer shall use its best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to Buyer's obligations to consummate the transactions contemplated in this Agreement.

         6.2. Access to Books and Records. Upon execution by Sellers of a confidentiality agreement acceptable to Buyer, Buyer will allow Sellers reasonable access to books and records relating to the pre-Closing Date operation of the Business at all reasonable times during normal business hours in order to permit Sellers or any of their authorized representatives to timely file tax returns or respond to any audits concerning the Business.

         6.3. Books and Records Relating to Revenue Sharing. Buyer shall maintain complete and accurate books, records and accounts of all revenues received from and credits granted to Current Major Accounts. Upon execution by Sellers of a confidentiality agreement acceptable to Buyer, all such books, records and accounts of Buyer shall be available for inspection and audit by Sellers or any of their authorized representatives at all reasonable times during normal business hours in order to permit Sellers to verify amounts payable to Sellers pursuant to Section 1.2(b) hereof.

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




            ARTICLE 7. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS

         7.1. Survival of Representations and Warranties. All representations and warranties made by the parties in Sections 3 and 5 shall survive the Closing and shall continue for a period of 30 months following the Closing, except as set forth below in this section 7.1.

               (a) The representations and warranties contained in the following section shall continue until expiration of all applicable federal, state and local statutes of limitations (including extensions thereof):

                    (1)      Section 3.5  (Tax Returns and Payments);
                    (2)      Section 3.14 (Employee Benefits);
                    (3)      Section 3.15 (Labor Relations; Compliance);
                    (4)      Section 3.17 (Environmental Compliance); and
                    (5)      Section 3.19 (Unemployment Compensation).

               (b) The representations and warranties contained in the section set forth below shall continue indefinitely;

                    (1)      Section 3.1  (Incorporation and Qualification);
                    (2)      Section 3.2  (Corporate Authority);
                    (3)      Section 3.3  (Title to Property);
                    (4)      Section 5.1  (Organization); and
                    (5)      Section 5.2  (Corporate Authorization).

               (c) Notwithstanding the above, the provisions set forth in this Section 7.1 shall not limit in any way a party's right to bring a cause of action against another party based on that party's intentional misrepresentation or fraudulent conduct in connection with the negotiation and execution of this Agreement and/or the consummation of the transactions contemplated by this Agreement.

         7.2. Indemnification of Buyer. Sellers shall, jointly and severally, indemnify and save Buyer harmless from, against, for and in respect of any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, encumbrances and reasonable costs and expenses suffered, sustained, incurred or required to be paid by Buyer

         (a) because of the untruth, inaccuracy or breach of any representation, warranty, agreement or covenants of Sellers contained in or made in connection with this Agreement; (b) for or relating to any deficiencies, shortfalls, penalties, fines, assessments or other liabilities with respect to the Retirement Fund, any other Union sponsored employee pension or benefit plan, or any audit of any of the foregoing, for the period from November 20, 1996 through the Closing Date;
         (c) for or relating to any payments or contributions Buyer makes or is required to make, during the five year period following the Closing Date, into the Retirement Fund or any other Union sponsored or mandated pension or benefit plan, for or on behalf of any employees of Buyer, other than employees of Buyer who were previously employed by Sellers; (d) for or relating to any payments or contributions CCI makes or is required to make, during the five year period following the Closing Date, into any union sponsored or mandated pension, retirement or other employee benefit plan, for or on behalf of any of its employees; and (e) arising out of or relating to the failure of the landlord under that certain "Lease," with Distribution as tenant, dated November 20, 1996 for the Property located at 3320 West Vernon, Phoenix, Arizona to consent to the assignment of the Lease to Buyer in accordance with the "Assignment and Assumption of Lease" in the form attached hereto as Exhibit F.

including all reasonable costs and expenses (including without limitation, attorneys fees, interest and penalties) incurred by any indemnified party in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against.

         7.3. Indemnification of Sellers. Buyer shall indemnify and save Sellers harmless from, against, for and in respect of any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, encumbrances and reasonable costs and expenses suffered, sustained, incurred or required to be paid by Sellers because of the untruth, inaccuracy or breach of any representation, warranty, agreement or covenants of Buyer contained in or made in connection with this Agreement, including all reasonable costs and expenses (including without limitation, attorneys fees, interest and penalties) incurred by any indemnified party in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against.

          7.4. Rules Regarding Indemnification.

               (a) The obligation and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party shall be subject to the following terms and conditions:

                   (i) The indemnified party shall give prompt written notice to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Sections 7.2 and 7.3 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known.

                   (ii) In the event any action, suit or proceeding is brought against the indemnified party, with respect to which the indemnifying party may have liability under the indemnity agreements contained in Sections 7.2 and 7.3 hereof, the action, suit or proceeding shall, upon the written acknowledgment by the indemnifying party that it is obligated to indemnify under such indemnity agreement, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense unless (A) the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized by the indemnifying party in connection with the defense of such action, suit or proceeding, or (B) such indemnified party shall have reasonably concluded and specifically notified the indemnifying party that there may be specific defenses available to it which are different from or additional to those available to the indemnifying party or that such action, suit or proceeding involves or could have an effect upon matters beyond the scope of the indemnity agreements contained in Sections 7.2 and 7.3 hereof, in any of which events the indemnifying party, to the extent made necessary by such defenses shall not have the right to direct the defense of such action. In such case only that portion of such fees and expenses reasonably related to matters covered by the indemnity agreements contained in Sections 7.2 and 7.3 hereof shall be borne by the indemnifying party. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is so represented. The indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

               (b) The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

         7.5. Limitation on Sellers' Liability. Notwithstanding any provision to the contrary set forth herein, Sellers will have no liability for indemnification under Section 7.2(a) until the aggregate total of indemnifiable damages suffered by Buyer exceeds $10,000.00. However, when the indemnifiable damages suffered by Buyer pursuant to Section 7.2(a) exceed $10,000.00, Buyer shall be entitled to full indemnification of all indemnifiable damages suffered by Buyer in accordance with the provisions of Section 7.1, 7.3, and 7.4, above; provided, however, that the maximum aggregate liability of Sellers for indemnifiable damages pursuant to Sections 7.2(b), (c) and (d) shall not exceed the amounts paid or payable to Sellers, if any, as the Purchase Price for the Intangible Assets pursuant to Section 1.2(b) above. However, this Section 7.5 will not apply to any breach of any of Sellers' representations and warranties of which either Seller had knowledge at any time prior to the Closing Date or any intentional breach by either Seller of any covenant or obligation, and Sellers will be jointly and severally liable for all damages with respect to such breaches.

         7.6. Right of Set Off. Sellers expressly acknowledge and agree that Buyer shall be entitled, in addition to and not in lieu of any other remedies which may be available to it, to set off against amounts due and owing or to become due and owing to Sellers pursuant to Section 1.2(b) above or otherwise hereunder, any indemnifiable damages suffered or incurred by Buyer as provided in this ARTICLE 7.

              ARTICLE 8. ADDITIONAL MUTUAL COVENANTS; MISCELLANEOUS

         8.1. Brokers. Except for an agreement entered into by CCI, payments under which shall be the responsibility of CCI or Buyer, each of the parties hereto represents and warrants to the other that there are no claims for brokerage commissions or finder's fees in connection with the transaction contemplated by this Agreement, and each party shall indemnify the other from and against any and all claims for brokerage commissions or finder's fees, incurred by reason of any action taken by it.

         8.2. Individual Expenses. Each party agrees to be responsible for the payment of all expenses incurred by or on behalf of it in connection with the preparation, authorization, execution and performance of this Agreement, including without limitation all fees of counsel, accountants and consultants incurred by that party, whether or not this transaction is completed.

         8.3. Notices. All notices, demands and communications hereunder shall be in writing and shall be deemed to be duly given if delivered or mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

               If to Seller:              Robert Olson
                                          President
                                          IntraNet Solutions, Inc.
                                          Lake Corporate Center
                                          8091 Wallace Road
                                          Eden Prairie, MN 55344

               With a copy to:            Gay Greiter
                                          Maslon, Edelman, Borman & Brand, LLP
                                          3300 Norwest Center
                                          90 South Seventh Street
                                          Minneapolis, MN 55402

               If to Buyer:               Robert D. Hegwood
                                          Communication Connections, Inc.
                                          1225 Walnut Ridge Drive
                                          Hartland, WI 53029

               With a copy to:            William C. Pickering
                                          von Briesen, Purtell & Roper, s.c.
                                          411 East Wisconsin Avenue, Suite 700
                                          Milwaukee, WI 53202-4470

         8.4. Entire Agreement. This Agreement, and the schedules and exhibits referred to herein or delivered pursuant hereto, contain the entire understanding of the parties with respect to the subject matter, and supersede all prior agreements and understandings between the parties with reference thereto. This Agreement may be amended only by a written instrument duly executed by the parties subsequent to the date hereof.

         8.5. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the interpretation of the Agreement.

         8.6. Successors and Assigns. The terms and conditions of this Agreement shall bind, and inure to the benefit of, the parties hereto and their respective successors, personal representatives and assigns.

         8.7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

         8.8. Applicable Law. This Agreement and the transactions contemplated hereby shall be governed by and construed and enforced in accordance with the laws of the State of Wisconsin.

         8.9. Waiver of Bulk Sale Laws. In consideration of Buyer's willingness to waive compliance with any applicable bulk sale laws, Sellers shall, jointly and severally, hold Buyer harmless (in accordance with the provisions of ARTICLE
7) from and against all claims asserted against the Purchased Assets or Buyer pursuant to such bulk sale laws except to the extent that such claims are based upon or arise from Buyer's failure to pay or otherwise discharge any liability or obligation assumed by Buyer under this Agreement or under any other instrument contemplated by this Agreement.

         8.10. Publicity. All publicity and announcements concerning the transactions contemplated hereby shall be made with the joint approval of the parties hereto. Buyer shall approve issuance of a press release mutually agreed upon by Sellers and Buyer regarding the transactions contemplated by this Agreement within two days of such a request by Sellers so that Sellers may make a timely public disclosure of the transactions.

         8.11. Facsimile Signatures. Facsimile signatures shall be acceptable as original signatures and shall be binding upon the parties provided, however, that each party shall immediately forward to the other, via nationally recognized overnight delivery service, original executed copies of all such documents exchanged by the parties.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date above written.

SELLERS:                                      BUYER:

INTRANET SOLUTIONS, INC.                      COMMUNICATION CONNECTIONS, INC.

By:      /s/ Robert F. Olson                  By:     /s/ Robert D. Hegwood
   ---------------------------------             -------------------------------
Title:   Chief Executive Officer              Title:  President
      ------------------------------                ----------------------------

INTRANET DISTRIBUTION GROUP, INC.

By:      /s/ Robert F. Olson
   ---------------------------------
Title:   Chief Executive Officer
      ------------------------------

                                LIST OF EXHIBITS

Exhibit       Section Reference           Description
-------       -----------------           -----------
A.                  1.3                   Assignment and Assumption Agreement
B.                  1.5                   Software License Agreements
C.                  2.2(a)                Bill of Sale
D.                  2.2(c)                Sellers' Counsel's Legal Opinion
E.                  2.2(d)                Non-Competition Agreement





                              EXHIBITS ARE OMITTED